                          FBL VARIABLE INSURANCE SERIES FUND

                                Subscription Agreement

     1. SHARE SUBSCRIPTION. The undersigned, hereby agrees to purchase from FBL Variable Insurance Series Fund ("Fund"), a series type mutual fund with six series ("Portfolios"), the following shares (no par value) of each of the below-named Portfolios at a per share purchase price indicated below, on the terms and conditions set forth herein and in the Preliminary Prospectus described below:

                                      Amount      Price     Shares
     Portfolio                        Purchased   Share     Purchased
     High Quality Bond Portfolio      $500,000    $ 9.76    51,229.508
     High Yield Bond Portfolio        $500,000    $10.00    50,000.000
     Managed Portfolio                $500,000    $ 9.65    51,813.472

The undersigned hereby tenders $500,000 per Portfolio shown above for an aggregate purchase price of $1,500,000.

     The undersigned understands that the Fund filed a Registration Statement (No. 33-12791) on Form N-lA, which contains the Preliminary Prospectus describing the Fund and the Shares. By its signature hereto, the undersigned hereby acknowledges receipt of a copy of the Preliminary Prospectus.

     The undersigned recognizes that the Fund will not be fully operational until such time as it commences the offering of its shares. Accordingly, a number of features of the Fund described in the Preliminary Prospectus, including, without limitation, the declaration and payment of dividends and redemption of shares upon request of shareholders, are not, in fact, in existence at the present time and will not be instituted until the Fund's Registration Statement on Form N-lA is declared effective.

     2. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as follows:

          (a) It is aware that no Federal or state agency has made any findings or determination as to the fairness for investment, nor any recommendations or endorsement, of the Shares;

          (b) It has such knowledge and experience of financial and business matters as will enable it to utilize the information made available to it in connection with the offering of the Shares, to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

          (c) It recognizes that the Fund has only recently been organized and has no financial or operating history and, further, that investment in the Fund involves certain risks, and it has taken full cognizance of and understands all of the risks related to the purchase of the Shares, and it acknowledges that it has suitable financial resources and anticipated income to bear the economic risk of such an investment;

          (d) It is purchasing the Shares for its own account, for investment, and not with any intention of redemption, distribution, or resale of the Shares, either in whole or in part;

          (e) It will not sell the Shares purchased by it without registration of the Shares under the Securities Act of 1933 or exemption therefrom;

          (f) It has been furnished with, and has carefully read, this Agreement and the Preliminary Prospectus and such material documents relating to the Fund as it has requested and as have been provided to it by the Fund; and

          (g) It has also had the opportunity to ask questions of, and receive answers from, the Fund concerning the Fund and the terms of the offering.

     IN WITNESS WHEREOF, the undersigned has executed this instrument on April 20, 1987.

                                             FARM BUREAU LIFE INSURANCE COMPANY

                                             By:  Robert R. Joslin
                                                  ----------------
                                                      President

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